Exhibit 99.1

VIAVID
communications simplified.

INmune Bio, Inc.

Third Quarter 2021 Earnings Call

November 3, 2021

C O R P O R A T E  P A R T I C I P A N T S

David Moss, Co-Founder and Chief Financial Officer

Raymond (R.J.) Tesi, MD, Co-Founder, President, CEO, Chief Medical Officer and Chairman

Christopher (C.J.) Barnum, Director of Neuroscience

Mark Lowdell, Co-Founder, Chief Scientific Officer & Chief Manufacturing Officer

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Thomas Shrader, BTIG

William, B. Riley

P R E S E N T A T I O N

Operator

Greetings, and welcome to the INmune Bio Third Quarter 2021 Earnings Call.

As a reminder, this conference is being recorded.

At this time, it is my pleasure to introduce Mr. David Moss, Co-Founder and CFO of INmune Bio. David, the floor is yours.

David Moss

Thank you, Hector.

Good afternoon, everybody. We thank you for joining us for the call for the INmune Bio’s Third Quarter 2021 Financial Results. With me on the call is Dr. R. J. Tesi, CEO and Co-Founder of INmune Bio, who will provide a business update on our DN-TNF platform; and Dr. Mark Lowdell, CSO and Co-Founder, who will provide an update on our NK cell priming platform. We are also lucky to have Dr. C. J. Barnum, Head of Neuroscience, who will speak about our newly announced Phase II program in Mild Cognitive Impairment, or MCI.

Before we begin, I remind everyone that, except for statements of historical facts, the statements made by Management and responses to questions on this conference call are forward-looking statements under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Please see the forward-looking statements disclaimer on the Company’s earnings press release as well as the risk factors in the Company’s SEC filings, including our most recently quarterly filing with the SEC.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

There’s no assurance of any specific outcome. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made and as of the fact and circumstances underlying forward-looking statements may change. Except as required by law, INmune Bio disclaims any obligation to update these forward-looking statements to reflect future information, events, or circumstances.

Now I’d like to turn the call over to Dr. R. J. Tesi, Co-Founder and CEO of INmune Bio.

R. J.

R.J. Tesi

Thank you, David, and thank, everyone, for joining the call.

As is our practice, I will arrange my remarks to highlight the key takeaways from the third quarter and subsequent period and provide updates on our platform programs. I will start by reviewing our DN-TNF programs, then hand the call to C. J. Barnum, Head of Neuroscience for INmune Bio, who will speak about our new Phase II program in patients with MCI, which is a prodromal form of Alzheimer’s disease. Professor Mark Lowdell, our CSO, will speak about recent developments with the INKmune platform before I pass it back to David Moss, our CFO, to discuss the financial results and upcoming milestones. Then we’ll move to Q&A.

XPro is our CNS platform. We have clinical programs in Alzheimer’s disease and treatment-resistant depression with IND-enabling studies underway in ALS. Each of these programs is supported by extramural non-dilutive funding from the Alzheimer’s Association, the NIH, and the ALS Foundation, respectively.

The common denominator of these CNS indications is that neuroinflammation plays an important role in the disease. Neuroinflammation, however, is one step removed from the true pathology underlying Alzheimer’s disease. Those changes are loss of connections between neurons and nerve cell death. In the brain, neurons have two parts. The cell body is in the gray matter and the myelinated axons are in the white matter. The first is where the memories are stored, the latter allows neurons to communicate. Both are required for normal cognitive function.

Inflammation causes synaptic dysfunction, strips axons of their myelin, and drives neurodegeneration of both axons and nerve cells. Put simply, neuroinflammation dramatically alters brain biology precluding normal function.

INmune Bio believes that synaptic connections can be restored and myelinated axons can be repaired with XPro therapy. INmune Bio is using novel technology to demonstrate the importance of white matter pathology in Alzheimer’s disease. The MRI biomarkers of white matter free water, apparent fiber density, and radial density, measures of neuroinflammation, axonal integrity, and myelination, respectively, help locate and quantify white matter pathology, then measure the effect of XPro therapy.

These powerful technologies provide new opportunities for staging and treatment of CNS diseases and highlight the many effects of XPro therapy. The opportunities to use XPro beyond Alzheimer’s disease are real. More than 60 publications covering more than a dozen diseases gives a hint of the opportunities before us. These publications can be found on our website.

We’ve given three webinars discussing the results from the Phase I study of XPro in Alzheimer’s disease patients. To summarize, treatment with XPro for three months decreases neuroinflammation, decreases neurodegeneration, and improves synaptic function in patients with Alzheimer’s disease. The last two benefits of XPro target therapy that is the core pathology of cognitive decline, which is XPro, which is nerve cell death and synaptic dysfunction. In our opinion, if a drug for AD does not improve one or both of these variables, there’s little hope that the drug will make a difference in cognition. Our data show that XPro improves both and does much more.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

During the third quarter, we released additional biomarker data that further supports our belief that XPro will make a different in patients with Alzheimer’s disease. Much of the new biomarker data is focused on white matter pathology. XPro improves multiple measures of white matter pathology. Unlike traditional volumetric analysis of the brain, advances in MRI imaging allows us to measure the microstructural changes of specific white matter tracts as well as axons and myelin within the white matter tract using techniques called apparent fiber density and radial diffusivity, respectively.

The concept of white matter tracts may be new to you. White matter tracts our axonal superhighways that connects parts of the brain that must work together. There are many white matter tracts, and not all are important in Alzheimer’s disease. Our analysis is focused on the so-called seven AD white matter bundles. Those are the white matter tracts most affected by Alzheimer’s disease, and they include names like the anterior fasciculus, the frontal occipital, corpus callosum and the cingulum, just to name a few.

The Phase I trial had two steps. All patients were treated for three months, and six patients retrieved XPro for up to a year in the so-called extension trial. In the patients treated for 12 months with XPro in the extension trial, there was continuous improvement in white matter volumetric changes in the temporal lobe and increases in apparent fiber density and radial diffusivity within the AD bundles of 17% and 16%, respectively.

You may be thinking that doesn’t sound like much, but it is. To give perspective, over a 12-month period, apparent fiber density and radial diffusivity get worse in patients with Alzheimer’s disease. To our knowledge, improvement in these metrics has never been seen in patients. These observations or these improvements are supported by data from the CSF protium that will be presented next week at CTAD, which is the big clinical trials Alzheimer’s disease meeting occurring in Boston.

We also observed an effect on XPro on more traditional biomarkers of disease, specifically tau. Tau is a structural protein necessary for axon integrity. When phosphorylated, the axon degenerates. Phosphorylated tau proteins are liberated from dying axons and can be detected in the CSF. The more phosphorylated tau present, the more white matter loss is occurring. Of the many tau species, phosphor-tau 217 has the highest discriminative accuracy for Alzheimer’s disease and a strong correlation with amyloidosis and cognitive decline. When assessed in our patients treated with XPro for three months, CSF levels of phosphor-tau 217 decreased 46%.

In summary, XPro improves the biology of brains in patients with Alzheimer’s disease. It decreases biomarkers of neuroinflammation and neurodegeneration while improving biomarkers of synaptic dysfunction, myelination, and white matter brain volume. Because our Phase I trial, like nearly all Phase I trials, is without a placebo arm, what is missing is the effect on cognition.

We have told the story of the patient who quit work because of his dementia, and then after six months of XPro therapy, returned to his position as an educator. We love that story, but understand it is an anecdote. The Phase II trial is a blinded, randomized, placebo-controlled trial designed to allow us to determine if six months of XPro therapy in patients with mild AD will have an impact on cognition. We believe it will, and like you, we look forward to the results of the trial.

We’ve previously announced the design of the Phase II trial of XPro in patients with mild AD and biomarkers of inflammation. We call this ADi, that’s a capital A, capital D, small I; Alzheimer’s disease with inflammation. Mild ADi is defined as a clinical dementia rating, or CDR, of 0.5 or 1, and they have biomarkers of inflammation that are required for enrollment.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

The six-month trial will enroll 201 patients. The primary cognitive endpoint will be EMACC, Early AD/MCI Alzheimer’s Cognitive Composite. There will be multiple secondary endpoints in both cognition function and biology with MRI. Although we are the first to use EMACC as a primary endpoint in Alzheimer’s disease trial, we will not be the only ones to do so. Dr. Judy Jaeger of Albert Einstein College of Medicine, a recognized expert in the measurement of cognition, will deliver a talk at the upcoming CTAD meeting next week detailing the advantages of EMACC over the currently used primary endpoints in clinical trials.

To encourage participation in the trial, to help recruit patients, quite frankly, we have set up a randomization of 2:1. So of those 201 patients, two thirds will get drug. Those that complete a six-month treatment will be eligible for a 12-month extension trial, and we will continue to collect data on those patients during the extension trial. Placebo patients will be allowed to switch over to XPro therapy.

Many have asked how we can conduct a Phase II Alzheimer’s trial this small, 201 patients, and short, six months. The answer lies in our biomarker-driven development strategy, which aims to choose patients that progress quickly and have a low variability in their rate of progression. These are elements that provide a statistical advantage in trial design.

The details of how these calculations were made will be presented at CTAD next week. We anticipate 40 trial sites to be opened in the U.S., Canada, and Australia. Because of our biomarker-based inclusion criteria, we predict there’ll be a 50% screen failure rate. This, combined with the renewed enthusiasm towards AD drug development following the aducanumab approval, means increased competition for patients. We expect enrollment, which will start this quarter, will be achieved at a measured pace. We do not anticipate reporting top-line data until the second half of 2023. We will try to beat that, but that is our current prediction.

Today, we announced a Phase II trial using XPro to treat patients with MCI and a biomarker of inflammation. We believe the earlier the disease is treated, the more likely progression can be stopped, with the hope of reversing the disease and keeping it away. In a moment, C. J. Barnum, the Head of Neurosciences for INmune Bio, will give more details on the trial.

Why start an MCI trial now? The answer is simple. We watch with interest the rush of companies seeking approval for anti-amyloid therapies based on Phase II trials using the FDA accelerated approval mechanisms commonly used to gain conditional approval in oncology. It is too early to know exactly how this will play out for XPro, but we are preparing for accelerated approval after successful completion of our Phase II programs.

Two elements are necessary for success: clinically relevant efficacy data, and an ample safety database. We believe the potential weakness of a single trial strategy is not enough safety data; adding a second Phase II has the potential to expand both the efficacy and the safety databases.

C. J.

C.J. Barnum

Thank you, R. J.

Our second Phase II study will be in MCI patients with inflammation, which we refer to as AD-03. This will be a three-month, 90 patient, randomized, placebo-controlled study with endpoints of biological and cognitive biomarkers. Thirty patients will be assigned to one of three treatment groups: placebo, 1 mg per kg, or 2 mg per kg of XPro.

As in the mild AD study, which we now refer to as AD-02, the primary endpoint will be the EMACC. Secondary clinical endpoints will include the Cogstate cognitive battery, the CDR, goal attainment scale, the NPI, and activities of daily living. Secondary biological endpoints include imaging, MRI neuroinflammation in white matter, blood in CSF to measure inflammatory and neurodegenerative biomarkers, and functional biomarkers, EEG, and speech and language analysis. We believe the latter two biomarkers will provide important functional data on the impact of the biological changes we see in the brain after treatment with XPro.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

EEG will be assessed using a portable EEG platform developed by Cumulus Neuroscience that will collect EEG data from the comfort of the patient’s home. We determined feasibility of this platform on a subset of patients in the Phase I study. Speech and language analysis has also been shown to be a sensitive biomarker for disease and holds promise as a biomarker for treatment response.

The addition of EEG and speech analysis provides a functional biological readout that will further enrich our understanding of the biological response to XPro. At the end of the three-month study, all patients, including those randomized to placebo, will be eligible to enroll in a 12-month extension study where all patients will receive XPro. In both Phase II studies, the extension trials will increase the quality of the safety database needed for our approval strategy.

Why did we choose three months? Despite MCI and early mild AD patients often being lumped together as early AD in clinical trials, biologically they are not the same. As an example, white matter changes presents differently and in different brain regions. There is also evidence that inflammation is not the same in MCI and AD patients. In other words, the biomarkers that were so informative in mild AD patients in our Phase I study might not be relevant for MCI patients. This study will identify the appropriate biomarkers for MCI patients while also assessing the potential clinical benefit for XPro.

We are confident that this study will provide the information necessary to further our understanding of MCI.

Thank you, everyone. Back to you, R. J.

R.J. Tesi

Thank you, C. J.

We like to emphasize that XPro has many uses in the treatment of CNS diseases. You’ve heard me say it’s not a one-trick pony. We have announced a Phase II trial of XPro in treatment-resistant depression. This trial is supported in part by a $2.9 million grant from the NIMH.

Consistent with our AD development strategy, we will select patients with biomarkers of inflammation and measure functional activity of a pathway in the brain tied to both treatment-resistant depression and inflammation using MRI. As with Alzheimer’s disease, the enrichment strategy and target engagement for the treatment-resistant depression patients with neuroinflammation aligns the pathology of the disease with the mechanism of XPro. This is a six-week, double-blind, placebo-controlled study of TRD patients. The primary outcome measure is the functional connectivity measured by MRI, but we will also measure change in biomarkers of inflammation and improvement in more traditional clinical measures.

We have dubbed INKmune, our natural killer cell platform, a pseudokine. What is a pseudokine? Well, INKmune is not an NK cell; we don’t give NK cells. It is not a cytokine; we don’t give or use cytokines in any part of the INKmune therapy. INKmune binds to the patient’s NK cells in vivo and dulls the NK cells what it takes a cocktail of cytokines to do ex vivo, that is in a test tube. That cocktail of cytokines includes IL-12, IL-15, and IL 18. Importantly, NK cells produced by INKmune are memory-like NK cells, the NK cells that are better at killing cancer cells. The first patient was treated in our Phase I trial evaluating INKmune in MDS. That’s high-risk myelodysplastic syndrome. It is a serious hemopoietic to cell disorder that can transform to AML.

Professor Mark Lowdell, Co-Founder and CSO of the Company, and quite frankly, the inventor of the whole INKmune kind of hypothesis, will provide information on the status of our INKmune program.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Mark.

Mark Lowdell

Thank you, R. J., and thank you, everyone, for listening.

As R. J. said, 2021 has seen the opening of our first clinical trial with INKmune after considerable delays we suffered because of the COVID pandemic. This is the first-in-human trial and issued a single center in the U.K. and is enrolling patients, as R. J. said, with the bone marrow disease called myelodysplastic syndrome.

The trial is a dose-escalation trial, typical of most Phase Is with three dose cohorts. The first patient was treated at the lowest dose and received three of those low doses over a two-week period. We were delighted to see that he showed no adverse reactions to any of the infusions. But most importantly, he showed an almost immediate response to INKmune, with systemic activation of his peripheral blood NK cells and the development of NK cells in his blood with a memory-like phenotype, which showed enhanced tumor-killing in the laboratory analysis right the way through to his most recent test on day 73 post-treatment. And so far, he’s completed over 100 days of follow-up and remains well.

In fact, the Day 119 samples were in the lab today and are being tested presently. And we hope to find that he retains activated NK cells in his peripheral blood with that ability to kill tumor cells better. We’ll continue to monitor him, but at present, having spoken to his physician today, his disease appears to be controlled and he reports that his quality of life has improved.

The long tail of COVID in the U.K., however, still restricts enrollment of cancer patients into trials. They’re reluctant to come into hospital since they fear infection. So to increase recruitment, we’ve applied to open a second trial in the U.K., to the U.K. medicines regulator, and are now in discussion with the third. We’re also looking at trials overseas. So in the coming week, we will submit an application to the U.K.’s medicine regulator, the MHRA, to open a second trial of INKmune in ovarian cancer, which had been our plans for our original trial. And we anticipate trial commencement in the first half of 2022, again, in a single center initially in the U.K.

Most recently, we were asked to supply INKmune on a compassionate basis to treat a young lady under the age of 20, who has suffered acute myeloid leukemia and who’d relapsed after receiving a transplant from an unrelated volunteer donor, and she developed chemotherapy-resistant acute myeloid leukemia. She received a slightly higher dose of INKmune than the MDS trial patient, but again, over two consecutive weeks, three consecutive doses.

She too showed no adverse events to the treatment, which was encouraging given it was three times the dose. And her blood counts have improved so much that she’s been discharged from hospital for the first time in seven months and is now at home. She’s waiting a second stem cell transplant as a curative option and, possibly associated with that, future INKmune treatment to consolidate the transplant.

It’s important to remember that this young lady was not treated within the clinical trial, and thus drawing conclusions about INKmune efficacy would be inappropriate. But the clinician treating her believes that she’s better than she was before INKmune therapy and she’s certainly no longer neutropenic, which has allowed her to be discharged and go home.

Early phase clinical trials in cancer remain challenging in the U.K. and elsewhere in the post-COVID era, and we’re now seeking trials in the U.S., mainland Europe to expand the MDS trial program. Meanwhile, my lab in the U.K. continues to investigate the biology of INK activation by INKmune and the improvement of cancer-targeting in our preclinical research program. Much of these data will be presented at the British Society for Immunology conference in December, where we’ve been invited to present.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

I’ll now pass the call back to R. J. Thank you very much.

R.J. Tesi

Thank you, Mark.

Everyone knows a lot more about COVID-19 today than we did two years ago. Mortality rate has fallen tenfold, from 20% in March 2020 to 2% today. All hospitalized patients received corticosteroids, and respiratory therapies is much more sophisticated today than at the beginning of the pandemic. Vaccination and soon anti-viral pills and maybe even an inexpensive oral psychiatric treatment are changing the need for hospitalization.

Drug development in hospitalized patients with COVID-19 has been like shooting at a moving target. Standard of care keeps changing, the patient profiles keep changing, patient therapies keep changing, and regulatory uncertainty is real. Tocilizumab received an Emergency Use Authorization after a 4,000 patient clinical trial. Another company is yet to receive an EUA after completing a 500 patient trial.

This clinical and regulatory uncertainty, combined with our prospects for early approval in Alzheimer’s disease, has forced a difficult decision. We have decided to close the Quellor Phase II trial and reallocate those resources to our Alzheimer’s program. We believe the risks of failure and the cost of obtaining approval in the COVID-19 market is higher than the cost of completing our two Phase II programs in Alzheimer’s disease. Some may not agree with this approach. We are happy to speak with you. But as of today, our investment in COVID-19 has nearly wound down.

We are proud of our successful biomarker strategy in Alzheimer’s disease. The virtual biopsy using MRI allows us to quantify white matter pathology, and we believe our Phase II trials will correlate improvements in those biomarkers with improvements in cognition. I believe we are entering the golden age of CNS drug development. INmune Bio is leading the effort to use powerful new tools to move CNS programs forward.

Companies like ours are always seeking validation from the academic world. The form for this validation is peer-reviewed medical meetings. A few days ago, we announced five abstracts accepted at the upcoming CTAD meeting, which is being held in Boston next week. Two are oral presentations, including the one on EMACC, cognitive endpoint, I referenced earlier, and the three posters have a common theme that studying white matter pathology allows us to quantify disease burden in patients with Alzheimer’s disease and measure response to therapy.

We believe our success at CTAD reflects an interest in the novel techniques we bring to the field.

At this point, I’ll turn the call back over to David Moss, our CFO, to review certain financial terms.

David Moss

Thank you, R. J.

I’ll provide a brief overview of our financial results and upcoming milestones before we head to the Q&A session.

Net loss attributable to common stockholders for the quarter ended September 30, 2021, was approximately $9.5 million compared with approximately $4.7 million for the comparable period in 2020.

Research and development expenses totaled approximately $6.5 million for the quarter ended September 30, 2021, compared with approximately $2.4 million for the comparable period in 2020. The primary reason for the increase in expense was an increase in R&D activities related to our clinical programs and costs associated with manufacturing additional drug supply.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

General and administrative expenses was approximately $2.5 million for the quarter ended September 30, 2021, compared to $2.5 million for the comparable period in 2020. As of September 30, 2021, the Company had cash and cash equivalents of approximately $84.5 million. Based on our current operating plan, we believe our cash is sufficient to fund our operations into 2023. As of November 3, 2021, the Company had approximately 17.8 million shares of common stock outstanding.

Now I’d like to move on and list our upcoming milestones. In the fourth quarter, we plan to initiate our Phase II program for mild Alzheimer’s disease with XPro in patients with neuroinflammation. Barring any competitive or pandemic-related delays, we expect this trial to have top-line results in the second half of 2023. In the first half of 2022, we plan to initiate a three-month 90-patient Phase II program for mild cognitive impairment. Similarly, barring any unexpected delays, we anticipate having top-line results in the first half of 2023.

Also, shortly after the start of the Phase I (phon) AD program, we plan to initiate a Phase II trial of XPro in patients with treatment-resistant depression that is partially funded by a $2.9 million NIMH grant. We expect further open-label high-risk INKmune patient data as the program continues to enroll. And finally, we plan to launch a second INKmune study in ovarian cancer in the first half of 2022.

In summary. We are pleased with our progress during the third quarter as we continue to advance our two platforms towards potentially value-creating milestones.

At this point, I’d like to thank you for your time and attention, and I’d like to turn it back to the Operator to poll for questions.

Hector.

Operator

Our first question comes from the line of Tom Shrader with BTIG.

Thomas Shrader

Congratulations on the progress.

I wanted to ask a little bit about EMACC, how experimental that is. I understand it works earlier than ADAS-Cog. But if you get patients kind of on the borderline of mild AD and MCI, does it say the same thing, is it highly correlated?

R.J. Tesi

C. J.?

C.J. Barnum

Great question, Tom. The answer is the EMACC was empirically derived in early MCI and early mild AD. So it works extremely well for both groups. And the reason for that is because the EMACC is measuring cognitive symptoms that are relevant for our cognitive disease progression in that cohorts.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

R.J. Tesi

Yes, Tom, if I can jump in here. I mean, I really encourage you to try to listen to Judy Jaeger’s talk at CTAD. If not, we can arrange for her to call you. But I mean, basically, she developed this with industry players because people have not been satisfied with ADAS-Cog in these mild AD and MCI patient. It’s just ADAS-Cog and CDR are just very blunt instruments.

This should give more sensitive evaluation of their cognition and, importantly, allows us to tell us they are remaining stable or even improving. And as you’ve heard me say, I think that actually that if the industry’s belief that decreasing in the rate of decline is a, I consider, low hurdle and we have higher aspirations for the way XPro will work.

C.J. Barnum

One more thing as it relates to the regulatory pathway. So as you’ll hear from Judy, we’re not the only ones that are using EMACC. If you go to clinicaltrials.gov, other companies are using the metric. And we believe we have all the boxes checked off that the FDA requires to be able to use a novel metric for a primary endpoint. So we think we are well positioned in every angle.

Thomas Shrader

Okay. I have a couple of questions on inclusion criteria, your inflammatory markers. So for instance, HbA1c, that’s barely pre-diabetes. Is that where inflammation is already full-blown? And then a second question is you’re choosing not to use plaque as an inclusion criteria. I understand your view of the role in pathology, but it’s a pretty good way to make sure you have Alzheimer’s patients. If you remember, some of the early solanezumab trial, they think a third of the patients didn’t have Alzheimer’s. So just your thoughts, is diagnosis without plaque better now?

C.J. Barnum

No.

R.J. Tesi

First of all, to be clear—yes, go ahead, C. J.

C.J. Barnum

Yes. Let me answer the second one first. So we are requiring the patient to be amyloid positive.

Thomas Shrader

Okay. I’m sorry.

C.J. Barnum

Yes. Now that’s an FDA request. I mean, they’re very clear that Alzheimer’s patients have plaque, full stop.

Thomas Shrader

Okay. Got it. Okay.

R.J. Tesi

Now, Hemoglobin A1C, I think, is a very insightful biomarker by INmune Bio for two reasons. One, these patients do have inflammation, peripheral inflammation. Now remember, you’ve all heard me say for years that peripheral inflammation begets central inflammation. The other thing, as you know, there is an important element of insulin resistance that can cause dementia, right. Now, people forget that back when we were doing NASH that one of the findings was that XPro actually decreases insulin resistance.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

C.J. Barnum

Right.

R.J. Tesi

So in fact, I think there’s a potential for a double whammy year that not only do we have an impact on inflammation—and Hemoglobin A1C does select patients who have neuroinflammation. You’ll see more of that information at CTAD. But importantly, you may see getting a twofer, as we like to say. We may actually be having a secondary effect on those chubby patients who have peripheral inflammation and dementia due to their amyloid, due to Alzheimer’s disease.

Operator

Our next question comes from the line of Mayank Mamtani with B. Riley.

William

This is William on for Mayank Mamtani. I really appreciate you taking our Qs. A few quick ones from us.

First off, could you provide some additional color on what investors should be focused on at the CTAD presentations and what we might be expecting that could be new?

R.J. Tesi

Well, you saw in the press release, I think, from last week, and I think as far there’s—I would say, there’ll be more information on how, shall we say, reliable white matter free water MRI metrics are in the disease, in measuring the disease pathology and therapy. You’ll see increased, additional data on the CSF protium and what effects XPro has on it, and then I think the EMACC story, as we’ve mentioned a couple of times, will be clarified.

I think it’s important. I think one of the things that Management has been frustrated by, quite honestly, is I think we’ve been on the cutting-edge of using novel biomarkers, but I think that—and this is not a criticism, rightfully so—investors are a little bit uncomfortable because these are biomarkers that a lot of other companies aren’t using. Now, we think they will be using them soon. But it is our responsibility to make sure the investment community and the academic community understand how important these biomarkers are into diagnosing and staging the disease and looking for a therapeutic response.

I think the new stuff is going to be relatively incremental. There’s not going to be any knock you off your socks kind of stuff. But it’s going to give you a lot more, I hope, we hope, it gives you more confidence that we aren’t playing in a sandbox that nobody else is playing in. That in fact what we’re doing makes sense. And we believe that more and more patients will be using the kind of biomarkers that we are using for their future trials, because they work pretty well.

William

Awesome. Really appreciate that. And then also, you had mentioned for your XPro and TRD that you’re going to be using a similar enrichment biomarker strategy like you did in AD. I was curious if we could get any extra information on what those biomarkers or enrichment strategy might be?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

R.J. Tesi

C. J.?

C.J. Barnum

Yes. The really incredible thing about the depression field is CRP as a biomarker for treatment response with anti-TNF drugs is well established. It’s been shown in multiple clinical trials. And we have evidence from that in patients with chronic neuroinflammatory diseases like rheumatoid arthritis as well. So CRP, we’ve got a really good biomarker with CRP that’s well established. But we’ve actually added to that a little bit. We’ve added a behavioral biomarker of anhedonia.

It turns out that one of the most prominent symptoms associated with inflammation and is reflected within the region of the brain that we’re looking with functional connectivity is anhedonia. So when we combine those two things together, we’ve got both the behavioral and a biological biomarker that help us enrich further the patients that are most likely to respond.

William

Got you. And then real quickly, can we expect any type of interim analysis for either of your AD trials, safety check or anything like that, in between the initiation and the top line?

R.J. Tesi

No. Unfortunately, it is a very pure, blinded, randomized trial. So because it’s only six months, and we know six months of therapy is well tolerated in these patients, there’s always safety announced, but there’s no potential to stop the trial unless something terribly untoward happens. So we think that’s why we like a six-month trial. Remember, almost everybody else is 18-month trial. So looking for something halfway through makes some sense, because you’re looking for something at nine months. We’ll have our results before them.

Operator

Ladies and gentlemen, we have reached the end of the question-and-answer session, and I would like to turn the call back to Dr. R. J. Tesi for closing remarks.

R.J. Tesi

Thank you. We continue to make progress on both our platform programs. We remain confident that our in-depth understanding of the science and the mechanism of action and the use of biomarkers will lead to efficient development strategies. We will aggressively pursue accelerated approval strategies for our Alzheimer’s disease program. We do not know if we will be eligible for or successful in those efforts, but to ignore them would not be fair to patients or our shareholders.

Finally, I’ll remind you that you’re only seeing the opportunities at the tip of the iceberg for each platform. There are many opportunities yet to be presented as resources grow. Our efforts will expand and you’ll see what those other opportunities look like.

With that, we thank you for participating in the call, and I’m sure we’ll be speaking to some of you over the next couple weeks.

Operator

Ladies and gentlemen, this concludes today’s conference. You may disconnect your lines at this time. Thank you all for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com